EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 21st day of October 2013, by and between ICU Medical, Inc., a Delaware corporation (“Employer”), and George A. Lopez, M.D. (“Employee”).

RECITALS

1.	Employer is engaged in the business of developing and manufacturing safe medical connectors.

2.
Employee has decided to step down from his current, full-time position as the President and Chief Executive Officer of Employer and desires to continue his employment on a part time, transitional basis on the terms and conditions set forth in this Agreement.

3.	Employer desires to continue Employee’s employment on a part time, transitional basis, on the terms and conditions set forth in this Agreement.

4.
Prior to the date of this Agreement, Employee and the Employer have entered into an Indemnification Agreement and a Confidentiality and Inventions Agreement, and contemporaneously with this Agreement, Employee and Employer are entering into the 2013 Amended and Restated Retention Agreement.

5.
As part of the consideration for this Agreement, Employee agrees to release any and all claims he may now have or has ever had against the Employer and its related entities, whether such claims are presently known or unknown.

AGREEMENT

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	TERMS OF AGREEMENT
1.1    Term. The initial term of this agreement shall begin on October 21, 2013 and shall continue until December 31, 2020 (the “Term”), unless it is terminated earlier pursuant to Section 5.
2.EMPLOYMENT
2.1    Employment of Employee. Employee hereby agrees to step down as President and Chief Executive Officer of Employer and from any officer positions Employee holds for any Employer subsidiary as well as the sole director of ICU World, Inc. and Ice Rink, Inc. Employee hereby further agrees to continue as a part-time employee during the Term on the terms and conditions of this Agreement. You and the Company intend that your continued employment with the Company pursuant to the terms of this Agreement will not result in a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, the final regulations or any guidance promulgated thereunder (collectively, “Section 409A”) until the date of your termination of employment with the Company.
2.2    Position and Duties. Employee will work in Employer’s Research and Development department reporting to the Vice President of Product Development. Employee shall serve in this role on a part-time basis. To the extent consistent with his duties, Employee may telecommute, consistent with applicable Employer policies. Employee will continue to have an office and secretarial support at, as well as continued access to and use of, all of Employer’s San Clemente, California facilities, as well as computer and IT support for his work activities whether they be performed at the Employer’s facilities or remotely.
2.3    Standard of Performance. Employee agrees that he will at all times faithfully, and in a reasonable manner use his experience and talents to perform all of the duties that may be reasonably required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall require or render advisable after taking into consideration the reasonable convenience of Employee.
2.4    Exclusive Service. Employee shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the reasonable opinion of Employer, would materially interfere with the performance of his duties under this Agreement. Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature to, or participate or engage in, any other business activity that conflicts with Employee’s obligations to Employer.
3.COMPENSATION
3.1    Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
3.2    Base Salary. Through December 31, 2013, Employer shall continue to pay Employee a base salary at an annualized rate of $710,803 in equal installments payable no less frequently than semi-monthly. Beginning on January 1, 2014 and continuing through the Term or until this Agreement is earlier terminated under Section 5, Employer shall pay to Employee a base salary of $350,000 annually, in equal installments payable no less frequently than semi-monthly.
3.3    Benefits Until December 31, 2013. Subject to Section 3.6 and upon satisfaction of the applicable eligibility requirements, until December 31, 2013, Employee shall be entitled to all fringe benefits which Employer may make generally available from time to time for its executive employees. Such benefits shall include without limitation those available, if any, under any group insurance, profitsharing, pension or retirement plans or sick leave policy. Notwithstanding Section 3.4, Employee also shall continue to be eligible for a bonus under Employer’s 2008 Performance Based Incentive Plan based on actual performance against target for the three 2013 performance metrics established for Employee for fiscal year 2013 by Employer’s Compensation Committee with such bonus, if any, to be paid in 2014 at the same time other bonuses under that Plan are payable to Employer’s senior management in accordance with the Plan.
3.4    No Benefits Beginning January 1, 2014. Beginning January 1, 2014, Employee will not be eligible to participate in any bonus, including performance-based incentive plans, or to receive new stock option, performance stock units (“PSU”), or restricted-stock unit (“RSU”) awards, whether the bonus or award arises under an Employer plan or pursuant to any prior arrangement between Employee and Employer. Notwithstanding the foregoing, Employee’s existing options, PSUs, and RSUs under any of the Employer’s equity plans will continue to vest during the period of Employee’s employment subject to the governing plan documents.
3.5    Vacation and Holiday. Employee shall be eligible for six (6) weeks of vacation per year and holidays in accordance with Employer’s policies in effect from time to time and published in the Employer’s Employee Handbook.
3.6    Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

3.7    Disability Severance Benefits. Should Employee’s employment hereunder be terminated by reason of his total and permanent disability, which renders the Employee unable to perform the essential functions of his job, with or without reasonable accommodation (as described below), Employer shall pay Employee the sum of (A) one (1) year of Employee’s base salary, with the level of base salary equal to the greater of (i) Employee’s base salary at the annualized rate in effect on the date of termination of employment and (ii) $350,000, and (B) regularly accrued salary for any pay periods worked by the employee, but not paid, with such aggregate amount to be paid to Employee not less frequently than in substantially equal monthly installments over the one-year period following the termination of employment, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the date of termination of employment. Total and permanent disability means Employee is unable to perform his duties with or without reasonable accommodation for a consecutive period of six (6) months due to bodily injury or sickness, including mental or nervous disorder, as determined by a physician selected by Employee or his legal representative and acceptable to Employer (the “Physician”), and while disabled he does not engage in any employment for wage or profit, or that the Physician determines that Employee is immediately unable to perform the essential functions of his duties with or without reasonable accommodation due to bodily injury or sickness, including mental or nervous disorder, and the inability to perform the essential functions is anticipated to last at least six (6) months.
Employer’s obligation to pay disability severance benefits shall be reduced by any payments for which he and his dependents are eligible under the Federal Social Security Act, and any payment to which he is eligible under the Worker’s Compensation Law, Unemployment Insurance Code or other similar legislation, or under any other plan or insurance maintained and paid for by Employer providing benefits for loss of time from disability or unemployment.

4.	REIMBURSEMENT OF EXPENSES
Employer shall pay to or reimburse Employee for those travel, promotional and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character, provided that the nature and general amount of such expenditures is either in accordance with Employer’s policies announced from time to time or approved in advance. To the extent that any benefits or reimbursements pursuant to this Section 4 are taxable to Employee, any reimbursement payment due to Employee pursuant to this Section 4 shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to this Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

5.	TERMINATION
5.1    Termination Date. The date on which this Agreement terminates shall be the “Termination Date.” After the Termination Date, Employee shall not be employed by Employer, Employer shall promptly pay to Employee any compensation under this Agreement accrued but unpaid as of that date, and, except for any fees or payments made to non-employee members of Employer’s board of directors (the “Board”) then in effect to the extent Employee remains a member of the Board following the Termination Date, Employee shall not be entitled to any compensation from Employer for the performance by Employee after that date of any obligations of Employee to Employer under this Agreement.
5.2    Termination Without Cause. Without cause, Employer may terminate this Agreement at any time for any reason, or no reason. If the Employer terminates this Agreement without Cause,

Employee will be eligible for Termination Benefits, as described below, subject to Employee executing and not revoking a general release of claims substantially in the form attached hereto as Exhibit A, but subject to any revisions deemed necessary by Employer to ensure its enforceability (the “General Release”). The Termination Benefits, as described below, shall be paid to Employee as set forth in the General Release.
5.3    Termination For Cause. Employer may terminate this Agreement at any time for “Cause” or in the event that Employee does not cure a breach of any material provision of this Agreement within 30 days after Employer delivers a written demand to Employee to cure such breach. For this purpose, “Cause” shall mean: (a) Employee’s intentional, willful and continuous failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is materially and demonstrably injurious to Employer, and which failure is not cured within 30 days after a written demand for substantial performance is received by Employee from the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed Employee’s duties, provided, however, that there shall be no specific requirement mandating (i) the number of hours worked in any particular month or other given time period, or (ii) the location such work is to be performed; or (b)    Employee’s conviction of a felony or for other illegal conduct which is materially and demonstrably injurious to Employer. For purposes of this Section 5.3, no act or failure to act by Employee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of Employer. The determination of whether Employee is being terminated for Cause or whether the event or condition constituting Cause is curable shall be made in good faith by the Board. A termination by Employee at any time after the occurrence of an event which would constitute Cause for termination by Employer shall be considered a termination by Employer for Cause.
5.4    Termination Benefits. For purposes of this Agreement, “Termination Benefits” means:
(a)    payment of Employee’s base salary for the period of time measured from the Termination Date until December 31, 2020, with the level of base salary equal to the greater of (i) Employee’s base salary at the annualized rate in effect on the Termination Date and (ii) $350,000; and
(b)    the vesting of any unvested stock options or RSUs but not PSUs held by Employee as of the date hereof shall accelerate such that they shall become fully vested.
5.5    Return of Employer Property. Within five days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer, including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.
6.NONCOMPETITION
6.1    Noncompetition During Employment. During the Term or the period under which Employee is receiving Termination Benefits, whichever is longer, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly or as an officer, director, employee, consultant, or holder of more than three (5%) percent of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests.
6.2    Non-solicitation. Employee acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, valuable, confidential and proprietary information relating to the business of Employer and, accordingly, in order to preserve the value of such information for Employer, Employee covenants and agrees as follows:
(a)    During the Term or the period under which Employee is receiving Termination Benefits, whichever is longer, Employee shall not,, without the prior written consent of Employer, directly or indirectly solicit any employee or contractor of Employer to terminate his or her employment or contractor status with Employer; provided, however, that nothing in this Agreement shall be construed to prevent Employee (i) from soliciting any employee or contractor of Employer who is a family member of Employee following the time any such employee or contractor has terminated employment or service with Employer, or (ii) from participating in any general solicitation through a public medium or general or mass solicitation that is not specifically targeted at employees or contractors of Employer.
(b)    The Employee shall not, during the Term of this Agreement and thereafter, use Employer trade secrets to solicit business from or enter into a business relationship or transaction with any person or entity that has or has had a business relationship with Employer (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between Employer and any such person or entity.
6.3    Non-disparagement. Unless otherwise required by applicable law, during the Term of this Agreement or the period under which Employee is receiving Termination Benefits, whichever is longer, Employee and Employer agree that neither will publicly make or publish, either orally or in writing, any disparaging statement regarding the other party.
7.GENERAL RELEASE
7.1    Release. As part of the consideration for this Agreement, Employee and Employee’s representatives completely release from, and agree to not file, cause to be filed or pursue against, Employer, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances or charges of any kind, known and unknown, which Employee may now have or has ever had against any of them, or arising out of Employee’s relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from Employee’s employment with Employer or arising from any agreement superseded by this Agreement, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under contract, tort, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the federal Worker Adjustment Retraining Notification Act, under 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction).
7.2    No Claims. Employee represents that Employee has not filed or initiated or caused to be filed or initiated any lawsuits, claims, complaints, administrative grievances or charges against any Released Party in any court or with any government agency. Employee expressly covenants and warrants that Employee has not assigned or transferred to any person or entity any portion of any claims that are waived, released and/or discharged herein.
7.3    ADEA Consideration And Revocation Periods. Employee agrees that the release of claims in this Section 7 includes a knowing and voluntary waiver of any rights he may have under the ADEA. Employee acknowledges that he has been given an opportunity to consider for twenty-one (21) days the terms of this Section 7, although Employee may sign beforehand, and that Employee is advised by the Employer to consult with an attorney. Employee further understand that he can revoke his waiver of ADEA claims within seven (7) days of signing this Agreement. If Employee revokes this Section 7, he understands that he will no longer be entitled to any compensation under Section 3 or Section 5.4, but that, at the election of Employer, the other provisions of this Agreement will remain in full force and effect. Revocation must be made by delivering a written notice of revocation to the President at the principal office of Employer in the State of California. Employee acknowledges and agrees that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. P.S.T.) on the seventh (7th) day after Employee signs this Agreement. This Section 7 will become effective and enforceable on the eighth (8th) day following Employee’s execution of this Section 7, provided Employee has not exercised his right, as described herein, to revoke this Section 7. Employee further agrees that any change to this Section 7, whether material or immaterial, will not restart the twenty-one (21) day review period.
7.4    Unknown Claims. Employee also agrees that because this release specifically covers known and unknown claims, Employee waives his rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.
7.5    Non-Waivable And Other Claims. Notwithstanding the foregoing, the parties acknowledge and agree that Employee is not waiving any rights he may have under the Indemnification Agreement, and he is not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that Employee hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. Employee further agrees that, to the extent permissible by law, he will provide the Employer at least five (5) days prior written notice of any such charge or investigation.
7.6    No Admissions. Employee and Employer agree that this Section 7 is not an admission of guilt or liability on the part of Employee or Employer under any federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by Employee and Employer.
8.OTHER PROVISIONS
8.1    Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound, including without limitation any agreement restricting the sale of products similar to Employer’s products in any geographic location or otherwise. Employee acknowledges that Employer is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify Employer from and against all claims, demands, causes of actions, damages, costs or expenses (including attorneys’ fees) arising from any breach thereof.
8.2    Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 5.5, 6, 7 and 8 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.
8.3    Attorneys’ Fees. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including reasonable attorneys’ fees at the hourly rates usually charged by that party’s attorneys.
8.4    Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.
8.5    Entire Agreement. No discussions or comments made by the Employer’s agents, personnel, staff, officers or attorneys concerning the subject matter of this Agreement evidence or imply any agreement other than the terms specifically included herein. No provision can be waived or modified by conduct or oral agreement either before or after execution of this Agreement. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement, except as set forth in the Indemnification Agreement and Confidentiality and Inventions Agreement. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. Notwithstanding the foregoing, the parties intend to be bound by the terms of the Indemnification Agreement and the Confidentiality and Inventions Agreement, and the 2013 Amended and Restated Retention Agreement entered into as of the date hereof, which govern the relationship of the parties with respect to subject matter of those respective agreements. Equity grants continue to be governed by the applicable agreements, unless there is an express conflict between this Agreement and the applicable agreement, in which case this Agreement governs.
8.6    Limitation on Payments.  In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8.6, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s payments or benefits under this Agreement or otherwise will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. Unless Employer and Employee otherwise agree in writing, any determination required under this Section 8.6 will be made in writing by the Employer’s independent public accountants prior to the date of a transaction implicating Section 280G (the “Accountants”), whose determination will be conclusive and binding upon Employee and Employer for all purposes. For purposes of making the calculations required by this Section 8.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Employer and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.6.  Employer will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section 8.6. Any reduction in payments and/or benefits required by this Section 8.6 shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.
8.7    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
8.8    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
8.9    Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
8.10    Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
8.11    Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United State Postal Service as registered or certified mail, postage prepaid and addressed as follows:
(a)    If to Employer, to the principal office of Employer in the State of California, marked “Attention: President”; or
(b)    If to Employee, to the most recent address for Employee appearing in Employer’s records.
8.12    Recitals. The Recitals are incorporated herein as part of this Agreement.
8.13    Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[Signature page to follow]

[Signature page to the Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ICU MEDICAL, INC.
By:

Title:	____________________________________

GEORGE A. LOPEZ, M.D.

EXHIBIT A

FORM OF GENERAL RELEASE
___________________ (“you”) and ICU Medical, Inc. (the “Company”) have agreed to enter into this General Release (“Release Agreement”) on the following terms:
You acknowledge that your employment with the Company terminated effective ______  __, 20__ (the “Termination Date”). You further acknowledge that you have received your final paycheck, which includes your final salary or wages and pay for any accrued but unused vacation or personal days through your last day of employment, less withholdings. The parties acknowledge that except as provided for in this Release Agreement, all benefits and perquisites of employment cease as of your last day of employment.
Further, if you execute this Release Agreement to the satisfaction of the Company and return this Release Agreement to the Company within twenty-one (21) days following the Termination Date, and do not revoke the Release Agreement as permitted below, the Company will provide you with the consideration in (i) and (ii) below (“Termination Benefits”):

(i)
an aggregate payment of $____________, less any applicable taxes and withholdings, with such aggregate amount to be paid to you not less frequently than in substantially equal monthly installments over the period of time measured from the Termination Date until December 31, 2020, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following your Termination Date; and

(ii)	the vesting of [state number of shares, options or units under applicable agreement(s)].
You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in this Release Agreement [and that any and all payments benefits under the 2013 Amended and Restated Retention Agreement] and that any and all payments and benefits you may receive under this Release Agreement are subject to all applicable taxes and withholdings. You further understand and agree that your eligibility for any Severance Benefits is subject to your compliance with the terms and conditions of this Release Agreement.
In exchange for Termination Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances or charges of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the federal Worker Adjustment Retraining Notification Act (“WARN Act”) under 29 U.S.C. § 2102 et seq., the California WARN Act, California

Labor Code § 1400 et seq., and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction). Finally, you agree that with the exception of your final wages, all other payments and benefits referenced in this Agreement are in excess of any amounts to which you otherwise are legally entitled, and that these amounts shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.
You represent that you have not filed or initiated or caused to be filed or initiated any lawsuits, claims, complaints, administrative grievances or charges against any Released Party in any court or with any government agency. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any claims that are waived, released and/or discharged herein.
In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for forty-five (45) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing this Agreement, but that you will not be eligible for any Termination Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to President at the principal office of Company in the State of California. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. P.S.T.) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement, provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the forty-five (45) day review period.
You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.
Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving any rights you may have under the Company Indemnification Agreement, any equity-based awards previously granted by the Company to you, to the extent that such awards continue after the termination of your employment with the Company in accordance with the applicable terms of such awards, any rights to continued medical and dental coverage that you may have under COBRA, any rights to payment of benefits that you may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, any rights to payment under Section 5 of the Employment Agreement, and any rights to payment under Section 4 of the 2013 Amended and Restated Retention Agreement. You are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. You further agree that, to the extent permissible by law, you will provide the Company at least five (5) days prior written notice of any such charge or investigation.
You and the Company agree that this Release Agreement is not an admission of guilt or liability on the part of you or the Company under any federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.
Unless otherwise required by applicable law, you and the Company also agree that neither you nor the Company will not make or publish, either orally or in writing, any disparaging statement regarding any Released Parties.
You agree not to disclose any confidential or proprietary information or know‑how belonging to the Company or acquired by you during your employment with the Company as described in your Confidentiality and Inventions Agreement (“CIA”). You acknowledge that the CIA that you signed upon your hire remains in effect after your employment with the Company ends.
You agree that, notwithstanding any other provision of this Release Agreement to the contrary, as a precondition of your eligibility for and receipt of the Termination Benefit, you shall, within 45 days of the Termination Date, return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, CD’s, electronic files and/or storage devices, presentations; Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, phones, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You shall retain no copies of Company records after the date hereof. Any such records have been or will be returned to Company. Upon the Company’s request, you also shall submit to the Company for review, with appropriate precautions taken to observe privacy of personal information, any computer, personal digital assistant, phone, tablet, or any USB drive or other storage device, including but not limited to cloud storage or servers, e.g., DropBox, or personal email, IM, or other communication accounts, whereby you accessed, sent or received, or conducted Company business during your employment.
The parties irrevocably submit to the exclusive personal jurisdiction of the federal courts sitting in the Central District of California in the County of Orange for the purposes of any action arising out of this Release Agreement or any of the transactions contemplated hereby; provided, however, that if such federal courts do not have jurisdiction over such action, such action shall be heard and determined exclusively in any California state court sitting in the County of Orange. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such action in the federal courts sitting in the County of Orange; provided, however, that, if such federal courts do not have jurisdiction over such action, such action shall be heard and determined exclusively in any California state court sitting in the County of Orange, and the parties hereby further irrevocably and unconditionally waive any objection to the laying of venue in such state court and further irrevocably and unconditionally waive and agree not to plead or claim in any such federal or state court that any such action brought in any such court has been brought in an inconvenient forum.
Notwithstanding anything to the contrary in the Release Agreement, to the extent required to comply with Section 409A, no Termination Benefits for which you may be eligible shall be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A. Each installment of the Termination Benefits shall be treated as a separate payment for purposes of Section 409A.

The Company shall delay the payment of any amounts under this Release Agreement to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies).
The benefits under this Release Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the Termination Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted. You ultimately will be responsible for any of your own taxes or similar costs or payments, except, if applicable, as otherwise provided under Section 8.10 of the 2013 Amended and Restated Retention Release Agreement.
This Release Agreement is the entire agreement and understanding between you and the Company concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between us, and may only be amended in writing signed by you and an authorized representative of the Company. It is agreed that this Release Agreement shall be governed by the laws of the State of California. If any provision of this Release Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.
Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Release Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Release Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Release Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this Release Agreement.
[Signature page to follow]

[Signature page to the General Release]

UNDERSTOOD AND AGREED:

_______________________________    DATE: ___________________
George A. Lopez, M.D.

_______________________________    DATE: ___________________
NAME & TITLE
ICU Medical, Inc.